Registration Statement No. 333-131266
Filed pursuant to Rule 433

Quick
Facts
Currency ETNs

| | | |
|---|---|---|
| ETN TICKER | **CNY** | **INR** |
| INTRADAY INDICATIVE VALUE TICKER[1] | CNYIV | INRIV |
| ETN NAME | **Market Vectors-Chinese Renminbi/USD ETN** | **Market Vectors-Indian Rupee/USD ETN** |
| UNDERLYING CURRENCY | Chinese renminbi (yuan) | Indian rupee |
| ISSUER | Morgan Stanley | Morgan Stanley |
| ISSUER RATING[2] (S&P/MOODY'S) | AA-/Aa3 | AA-/Aa3 |
| INCEPTION DATE | 3/14/08 | 3/14/08 |
| MATURITY DATE | 3/31/20 | 3/31/20 |
| ISSUER REPURCHASE | Daily | Daily |
| MINIMUM SIZE | 50,000 ETNs | 50,000 ETNs |
| BENCHMARK INDEX | S&P Chinese Renminbi Total Return Index | S&P Indian Rupee Total Return Index |
| INDEX TICKER | SPCBCNY | SPCBINR |
| REUTERS INDEX TICKER | .SPCBCNY | .SPCBINR |
| YAHOO FINANCE INDEX TICKER | ^SPCBCNY | ^SPCBINR |
| INDEX DESCRIPTION | Total return index; seeks to track the performance of rolling investments in short-term forward contracts in China's currency, the renminbi. | Total return index; seeks to track the performance of rolling investments in short-term forward contracts in India's currency, the rupee. |
| EXCHANGE | NYSE Arca | NYSE Arca |
| INVESTOR FEE[3] | 0.55% | 0.55% |

*[1] Intraday Indicative Values, calculated and published by Bloomberg or a successor under the respective ticker symbols listed on this page, are meant to approximate the intrinsic economic value of each ETN. Intraday Indicative Values are for reference purposes only; not a price or quotation, or an offer or solicitation for purchase, sale, redemption, or termination. Intraday Indicative Values do not reflect transaction costs, credit considerations, market liquidity, or bid-offer spreads. Actual trading prices of ETNs may differ from their Intraday Indicative Values.*

*[2] The ETNs are not rated. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity or upon any earlier repurchase. Morgan Stanley's senior debt credit ratings set forth on this page are on negative outlook (S&P also placed Morgan Stanley's rating on Credit Watch with negative implications on December 19, 2007).*

*[3] Investor fees accrue on a daily basis.*

MORE INFORMATION www.marketvectorsETNs.com

*The Market Vectors Currency ETNs are senior unsecured debt obligations of Morgan Stanley that do not pay interest or guarantee the return of principal.*

*The amount investors will be paid on their Market Vectors ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying Index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying Index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the stated principal amount of your Market Vectors Currency ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs. Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.*

*Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.*

*Market Vectors Currency ETNs are subject to significant risk of loss. Risks include exposure to: single currency exchange rates; differences between the currency forward contracts tracked by the Index and the official spot rate; changes in the volatility of the Index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economical, financial, regulatory, political, judicial or other events that affect the foreign exchange markets; and Morgan Stanley's creditworthiness.*

*In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the original issue price at any time over the term of the Market Vectors Currency ETNs.*

*"Standard & Poor's®" and "S&P®," are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Market Vectors Currency ETNs are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Market Vectors Currency ETNs.*

*Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at www.marketvectorsETNS.com or EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from Morgan Stanley or any other dealer participating in this offer.*

*Van Eck Securities Corporation is the exclusive marketer of the Market Vectors Currency ETNs.*

Van Eck Global
SINCE 1955

MKVTQF

MARKET VECTORS

FEBRUARY 2008

# Chinese Renminbi/USD ETN

## Product Description

Market Vectors Currency Exchange-Traded Notes are senior, unsecured debt securities issued by **Morgan Stanley** that deliver exposure to the exchange rate of a specific foreign currency.

**The Market Vectors-Chinese Renminbi/USD ETN** seeks to track the performance of the **S&P Chinese Renminbi Total Return Index (SPCBCNY)**, less investor fees[3]. Investors may trade the ETN on an exchange at market price or receive, at maturity or upon early redemption[1], a cash payment from the issuer based on Index performance, less investor fees[3].

*[1] Investors must make a request to redeem at least 50,000 units of the Market Vectors-Chinese Renminbi/USD ETN directly to the issuer, Morgan Stanley, subject to the procedures described in the relevant prospectus.*

## Product Details

| | |
|---|---|
| TICKER | CNY |
| INTRADAY INDICATIVE VALUE TICKER[2] | CNYIV |
| INITIAL ISSUE PRICE | $40 per ETN |
| INCEPTION DATE | 03/14/08 |
| MATURITY DATE | 03/31/20 |
| YEARLY INVESTOR FEE[3] | 0.55% |
| EXCHANGE | NYSE Arca |

## Features and Benefits

**EASY ACCESS**
provides exposure to RMB market in the form of a single securities transaction

**MAJOR WORLD CURRENCY**
participate in the currency of one of the world's largest and most important countries

**INDEX SEEKS TO TRACK THE SPOT EXCHANGE RATE**
achieved by currency forward contracts plus short term deposits

## Associated Risks

**CURRENCY RISK**
currency markets are volatile and can go up or down rapidly; ETNs offer no principal protection

**ISSUER DEFAULT RISK**
not secured debt; subject to credit risk

**POLICY RISK**
change in Chinese foreign exchange policy could cause drop in value

**NON-DIVERSIFICATION RISK**
susceptible to single market events

**TRACKING RISK**
index may deviate substantially from the spot exchange rate

## Performance History (%)

| AS OF FEBRUARY 29, 2008 | LIFE | 1 MO | YTD | 1 YR | 3 YR[4] | 5 YR[4] |
|---|---|---|---|---|---|---|
| INDEX (SPCBCNY) | n.a. | 0.61% | 2.10% | 8.07% | n.a. | n.a. |
| ETN (CNY) | ANTICIPATED EXCHANGE LISTING: MARCH 2008 | | | | | |

[4] Annualized

*The performance quoted represents historical performance and is not an indication that the return on the ETN or the underlying index is more or less likely to increase or decrease at any time during the term of the ETN. There can be no assurance that the future performance of the ETN or the index will result in holders of the ETN receiving a positive return on their investment. • ETN returns indicate the change in last reported prices at or shortly after 4:00 pm Eastern Time expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns an investor would receive if an investor traded at other times. Market returns do not account for brokerage commissions which will reduce actual returns. • For all periods prior to March 12, 2008 (the date S&P began publication of the Index), the closing value of the Index used in this table are hypothetical values retrospectively calculated by S&P using the same methodology as is currently employed for calculating the Index, based on historical data.*

*[2] Intraday Indicative Values, calculated and published by Bloomberg or a successor under the respective ticker symbols listed on this page, are meant to approximate the intrinsic economic value of each ETN. Intraday Indicative Values are for reference purposes only; not a price or quotation, or an offer or solicitation for purchase, sale, redemption, or termination. Intraday Indicative Values do not reflect transaction costs, credit considerations, market liquidity, or bid-offer spreads. Actual trading prices of ETNs may differ from their Intraday Indicative Values.*

*[3] The Investor Fee is equal to 0.55% times the principal amount of your ETNs, times the Index Factor, calculated on a daily basis in the following manner: The Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by amount equal to 0.55% times the principal amount of your ETNs times the Index Factor on that day (or, if such day is not a trading day, the Index Factor on the immediately preceding trading day) divided by 365. The Index Factor on any given day will be equal to the closing value of the Index value on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.*

Van Eck Global
SINCE 1955

ETN TICKER CNY ▸ 1.888.MKT.VCTR ▸ WWW.MARKETVECTORSETNS.COM/CNY

MARKET VECTORS

# Chinese Renminbi/USD ETN

## Index Description

S&P CHINESE RENMINBI TOTAL RETURN INDEX, seeks to track the performance of rolling investments in short-term forward contracts in China's currency, the renminbi, plus a short-term deposit rate

| | |
|---|---|
| INDEX TICKER | SPCBCNY |
| REUTERS TICKER | .SPCBCNY |

## 2 Year Index Statistics

| | |
|---|---|
| CORRELATION (TO S&P 500) | -0.37 |
| CORRELATION (TO LEHMAN AGGREGATE BOND INDEX) | 0.28 |
| CORRELATION (TO MSCI EAFE INDEX) | -0.44 |
| CORRELATION (TO DOW JONES AIG INDEX) | 0.21 |
| CORRELATION (TO U.S. DOLLAR AS MEASURED BY DXY) | -0.01 |
| VOLATILITY[5] | 1.27 |

[5] *Volatility is the annualized standard deviation of monthly returns.*

## Issuer Details

| | |
|---|---|
| ISSUER | MORGAN STANLEY |
| S&P RATING | AA- |
| MOODY'S RATING | Aa3 |

## Currency Performance History



CNY Spot
S&P Chinese Renminbi Total Return Index
115
110
105
100
95
01/06
03/06
05/06
07/06
09/06
11/06
01/07
03/07
05/07
07/07
09/07
11/07
01/08

The Index has increased 13.88% since January 2006 (as of February 29, 2008).

*Past performance does not guarantee future results. This chart is for illustrative purposes only and does not represent actual CNY ETNs performance. Index performance does not reflect investor fees. For current Index and CNY ETNs performance, go to www.marketvectorsETNs.com/CNY.*

## For more Information

| | |
|---|---|
| CHINESE RENMINBI/USD **ETN** | www.marketvectorsETNs.com/CNY |
| S&P CHINESE RENMINBI TOTAL RETURN **INDEX** | www.marketvectorsETNs.com/SPCBCNY |

*The ETNs are not rated. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity or upon any earlier redemption. Morgan Stanley's senior debt credit ratings set forth above are on negative outlook (S&P also placed Morgan Stanley's rating on Credit Watch with negative implications on December 19, 2007).*

***The CNY ETNs are senior unsecured debt obligations of Morgan Stanley that do not pay interest or guarantee the return of principal.***

*The amount investors will be paid on their CNY ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the CNY ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the stated principal amount of your CNY ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs. Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.*

*CNY ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.*

***CNY ETNs are subject to significant risk of loss.** Risks include exposure to: a single, government-controlled currency exchange rate; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the CNY ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets; and Morgan Stanley's creditworthiness.*

*In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the CNY ETNs will vary and may be less than the original issue price at any time over the term of the ETNs.*

*"Standard & Poor's®" and "S&P®," are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The CNY ETNs are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the CNY ETNs.*

*Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at www.marketvectorsETNS.com or EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from Morgan Stanley or any other dealer participating in this offer.*

*Van Eck Securities Corporation is the exclusive marketer of the CNY ETNs.*

ETN TICKER CNY ▶ 1.888.MKT.VCTR ▶ WWW.MARKETVECTORSETNS.COM/CNY

Van Eck Global SINCE 1955

MARKET VECTORS

FEBRUARY 2008

# Indian Rupee/USD ETN

## Product Description

Market Vectors Currency Exchange-Traded Notes are senior, unsecured debt securities issued by **Morgan Stanley** that deliver exposure to the exchange rate of a specific foreign currency.

**The Market Vectors-Indian Rupee/USD ETN** seeks to track the performance of the **S&P Indian Rupee Total Return Index (SPCBINR),** less investor fees[3]. Investors may trade the ETN on an exchange at market price or receive, at maturity or upon early redemption[1], a cash payment from the issuer based on Index performance, less investor fees[3].

*[1] Investors must make a request to redeem at least 50,000 units of the Market Vectors-Indian Rupee/USD ETN directly to the issuer, Morgan Stanley, subject to the procedures described in the relevant prospectus.*

## Product Details

| | |
|---|---|
| TICKER | INR |
| INTRADAY INDICATIVE VALUE TICKER[2] | INRIV |
| INITIAL ISSUE PRICE | $40 per ETN |
| INCEPTION DATE | 03/14/08 |
| MATURITY DATE | 03/31/20 |
| YEARLY INVESTOR FEE[3] | 0.55% |
| EXCHANGE | NYSE Arca |

## Features and Benefits

**EASY ACCESS**
provides exposure to rupee market in the form of a single securities transaction

**MAJOR WORLD CURRENCY**
participate in the currency of one of the world's largest and most important countries

**INDEX SEEKS TO TRACK THE SPOT EXCHANGE RATE**
achieved by currency forward contracts plus short term deposits

## Associated Risks

**CURRENCY RISK**
currency markets are volatile and can go up or down rapidly; ETNs offer no principal protection

**ISSUER DEFAULT RISK**
not secured debt; subject to credit risk

**POLICY RISK**
change in Indian foreign exchange policy could cause drop in value

**NON-DIVERSIFICATION RISK**
susceptible to single market events

**TRACKING RISK**
index may deviate substantially from the spot exchange rate

## Performance History (%)

| AS OF FEBRUARY 29, 2008 | LIFE | 1 MO | YTD | 1 YR | 3 YR[4] | 5 YR[4] |
|---|---|---|---|---|---|---|
| INDEX (SPCBINR) | n.a. | -1.15% | -0.54% | 18.70% | 10.31% | 9.19% |
| ETN (INR) | ANTICIPATED EXCHANGE LISTING: MARCH 2008 | | | | | |

[4] Annualized

*The performance quoted represents historical performance and is not an indication that the return on the ETN or the underlying index is more or less likely to increase or decrease at any time during the term of the ETN. There can be no assurance that the future performance of the ETN or the index will result in holders of the ETN receiving a positive return on their investment. • ETN returns indicate the change in last reported prices at or shortly after 4:00 pm Eastern Time expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns an investor would receive if an investor traded at other times. Market returns do not account for brokerage commissions which will reduce actual returns. • For all periods prior to March 12, 2008 (the date S&P began publication of the Index), the closing value of the Index used in this table are hypothetical values retrospectively calculated by S&P using the same methodology as is currently employed for calculating the Index, based on historical data.*

*[3] The Investor Fee is equal to 0.55% times the principal amount of your ETNs, times the Index Factor, calculated on a daily basis in the following manner: The Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by amount equal to 0.55% times the principal amount of your ETNs times the Index Factor on that day (or, if such day is not a trading day, the Index Factor on the immediately preceding trading day) divided by 365. The Index Factor on any given day will be equal to the closing value of the Index value on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.*

*[2] Intraday Indicative Values, calculated and published by Bloomberg or a successor under the respective ticker symbols listed on this page, are meant to approximate the intrinsic economic value of each ETN. Intraday Indicative Values are for reference purposes only, not a price or quotation, or an offer or solicitation for purchase, sale, redemption, or termination. Intraday Indicative Values do not reflect transaction costs, credit considerations, market liquidity, or bid-offer spreads. Actual trading prices of ETNs may differ from their Intraday Indicative Values.*

Van Eck Global
SINCE 1955

ETN TICKER INR ▸ 1.888.MKT.VCTR ▸ WWW.MARKETVECTORSETNS.COM/INR

MARKET VECTORS

# Indian Rupee/USD ETN

## Index Description

**S&P INDIAN RUPEE TOTAL RETURN INDEX,** seeks to track the performance of rolling investments in short-term forward contracts in India's currency, the rupee, plus a short-term deposit rate

| | |
|---|---|
| INDEX TICKER | SPCBINR |
| REUTERS TICKER | .SPCBINR |

## 3 Year Index Statistics

| | |
|---|---|
| CORRELATION (TO S&P 500) | 0.51 |
| CORRELATION (TO LEHMAN AGGREGATE BOND INDEX) | 0.01 |
| CORRELATION (TO MSCI EAFE INDEX) | 0.49 |
| CORRELATION (TO DOW JONES AIG INDEX) | 0.06 |
| CORRELATION (TO U.S. DOLLAR AS MEASURED BY DXY) | -0.20 |
| VOLATILITY[5] | 5.48 |

*[5]Volatility is the annualized standard deviation of monthly returns.*

## Issuer Details

| | |
|---|---|
| ISSUER | MORGAN STANLEY |
| S&P RATING | AA- |
| MOODY'S RATING | Aa3 |

*The ETNs are not rated. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity or upon any earlier redemption. Morgan Stanley's senior debt credit ratings set forth above are on negative outlook (S&P also placed Morgan Stanley's rating on Credit Watch with negative implications on December 19, 2007).*

*The INR ETNs are senior unsecured debt obligations of Morgan Stanley that do not pay interest or guarantee the return of principal.*

*The amount investors will be paid on their INR ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the INR ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the stated principal amount of your INR ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs. Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.*

*INR ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.*

## Currency Performance History



INR Spot
S&P Indian Rupee Total Return Index
170
160
150
140
130
120
110
100
90
80
01/03
07/03
01/04
07/04
01/05
07/05
01/06
07/06
01/07
07/07
01/08

The Index has increased an annualized 9.2% since January 2003 (as of February 29, 2008).

*Past performance does not guarantee future results. This chart is for illustrative purposes only and does not represent actual INR ETNs performance. Index performance does not reflect investor fees. For current Index and INR ETNs performance, go to www.marketvectorsETNs.com/INR.*

## For more Information

| | |
|---|---|
| INDIAN RUPEE/USD **ETN** | www.marketvectorsETNs.com/INR |
| S&P INDIAN RUPEE TOTAL RETURN **INDEX** | www.marketvectorsETNs.com/SPCBINR |

***INR ETNs are subject to significant risk of loss.*** *Risks include exposure to: a single currency exchange rate; differences between the currency forward contracts tracked by the underlying index and the official spot rate; changes in the volatility of the underlying index; changes in the currency markets during hours when the INR ETNs are not trading; changes in interest rate levels; government intervention in the currency markets; geopolitical conditions and economical, financial, regulatory, political, judicial or other events that affect the foreign exchange markets; and Morgan Stanley's creditworthiness.*

*In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the INR ETNs will vary and may be less than the original issue price at any time over the term of the ETNs.*

*"Standard & Poor's®" and "S&P®," are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The INR ETNs are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the INR ETNs.*

*Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at www.marketvectorsETNS.com or EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a free copy of the prospectus by calling Van Eck Securities Corporation at 1.888.MKT.VCTR; you may also request a copy from Morgan Stanley or any other dealer participating in this offer.*

*Van Eck Securities Corporation is the exclusive marketer of the INR ETNs.*

ETN TICKER INR 1.888.MKT.VCTR WWW.MARKETVECTORSETNS.COM/INR

Van Eck Global SINCE 1955